March 2012
Filed pursuant to Rule 433 dated March 7, 2012 Relating to Amendment No. 1 to Preliminary Pricing Supplement No. 92 dated March 7, 2012 To Registration Statement 333-178081
STRUCTURED INVESTMENTS
Opportunities in Currencies
Currency-Linked Jump Securities due April    , 2013
Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket
Long: Brazilian real, Mexican peso, Indian rupee, South Korean won, Turkish lira, Russian ruble and South African rand
Short: Euro, Japanese yen and United States dollar
Unlike ordinary debt securities, the Currency-Linked Jump Securities due April    , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance, which measures long exposure to seven emerging markets currencies (equally weighted among themselves with a total weighting of 100%) and short exposure to three developed markets currencies (equally weighted among themselves with an additional effective exposure of 100%), each relative to the U.S. dollar as determined on the valuation date.  At maturity, if the basket performance is zero or positive, investors will receive the $1,000 stated principal amount plus the greater of (i) a fixed upside payment of $150 per security or (ii) a leveraged upside payment, which equals $1,000 times the basket performance times a leverage factor of 2, subject to a maximum payment at maturity of $1,500 per security.  If, at maturity, the basket performance is negative, the payment at maturity will be $1,000 times the sum of one plus the basket performance, which will be less than the $1,000 stated principal amount, and could be zero.  Accordingly, investors may lose their entire initial investment in the securities.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$1,000 per security (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per security
Pricing date:	March , 2012
Original issue date:	April , 2012 (3 business days after the pricing date)
Maturity date:	April , 2013
Aggregate principal amount:	$
Basket:
The basket consists of seven emerging markets currencies (equally weighted among themselves) and three developed markets currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”), as follows:

	Long Basket Currency	Basket Weighting	Short Basket Currency	Basket Weighting
	Brazilian real (“BRL”)	14.2857%	Euro (“EUR”)	–33.3333%
	Mexican peso (“MXN”)	14.2857%	Japanese yen (“JPY”)	–33.3333%
	Indian rupee (“INR”)	14.2857%	U.S. dollar (“USD”)	–33.3333%
	South Korean won (“KRW”)	14.2857%
	Turkish lira (“TRY”)	14.2857%
	Russian ruble (“RUB”)	14.2857%
	South African rand (“ZAR”)	14.2857%
Payment at maturity:	• If the basket performance is zero or positive: $1,000 plus the greater of the (a) the fixed upside payment and (b) the leveraged upside payment, subject to the maximum payment at maturity.
• If the basket performance is negative: $1,000 x (1 + basket performance). This amount will be less than $1,000 and could be zero.
Fixed upside payment:	$150 (15% of the stated principal amount)
Leveraged upside payment:	$1,000 x basket performance x leverage factor
Leverage factor	2
Maximum payment at maturity:	$1,500
Basket performance:	Sum of the currency performance values of each of the basket currencies, provided that the basket performance will not be less than -100%
Currency performance:	With respect to each basket currency other than the euro: 1 – (final exchange rate / initial exchange rate)	With respect to the euro: 1 – (initial exchange rate / final exchange rate)

This formula effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that basket currency.  See “How Does the Currency Performance Formula Work?” on page 5.

Currency performance value:	With respect to each basket currency: currency performance x basket weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date
Exchange rate:
With respect to each basket currency other than the euro or the U. S. dollar, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference source” on page 9.
With respect to the euro, the rate for conversion of U.S. dollars into one euro, as determined by reference to the applicable reference source set forth in “Fact Sheet—Basket—Reference source” on page 9.
With respect to the U.S. dollar, 1.

Valuation date:	April , 2013, subject to adjustment for non-currency business days
CUSIP / ISIN:	617482SJ4 / US617482SJ49
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per security	100%	1.75%	98.25%
Total	$	$	$
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $995 per security.  Please see “Syndicate Information” on page 12 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 1.75% for each security they sell. Please see “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Amendment No. 1 to Preliminary Pricing Supplement No. 92 dated March 7, 2012
Prospectus Supplement dated November 21, 2011      Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Investment Overview

The Currency-Linked Jump Securities due April    , 2013 (the “securities”) provide investors with an opportunity to earn a return based on the positive performance of a basket, in which investors are long emerging markets currencies and short developed markets currencies, each relative to the U.S. dollar.

At maturity investors will receive for each security an amount equal to the stated principal amount of $1,000 plus or minus an amount based on the basket performance, which measures long exposure to seven emerging markets currencies (each a “long basket currency”) and short exposure to three developed markets currencies (each a “short basket currency”), each relative to the U.S. dollar as determined on the valuation date.  At maturity, if the basket performance is zero or positive, investors will receive, in addition to the stated principal amount, at least a fixed upside payment of $150 per security.  If the basket performance is greater than 7.5% on the valuation date, investors will receive for each security the stated principal amount plus a leveraged upside payment, which reflects a 2 to 1 participation in the positive basket performance.  If, at maturity, the basket performance is negative, the payment at maturity will be less than the stated principal amount by an amount proportionate to the negative basket performance (e.g. a basket performance of -25% will result in the payment at maturity of $750 per security).  The currency performance formula used to calculate the payment at maturity for the securities effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that long basket currency.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.

Maturity:	Approximately 13 months
Fixed upside payment:	$150 per security (15% of the stated principal amount)
Leverage factor:	2
Payment at maturity:	(i) If the basket performance is zero or positive, Þ $1,000 + the greater of (a) the fixed upside payment and (b) $1,000 x basket performance x leverage factor
(ii) If the basket performance is negative Þ $1,000 x (1 + basket performance) Note: This amount will be less than $1,000 and could be zero.

March 2012	Page 2

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Basket Overview

The securities provide investors with exposure to a basket which is long seven emerging markets currencies (equally weighted among themselves with a total weighting of 100%) and short three developed markets currencies (equally weighted among themselves with an additional effective exposure of 100%).  The following table sets forth the basket currencies, the basket weightings, and the quotation conventions for each basket currency.

Basket Currency	Basket Weighting	Quotation Convention
Brazilian real (“BRL”)	14.2857%	# BRL / 1 USD
Mexican peso (“MXN”)	14.2857%	# MXN / 1 USD
Indian rupee (“INR”)	14.2857%	# INR / 1 USD
South Korean won (“KRW”)	14.2857%	# KRW / 1 USD
Turkish lira (“TRY”)	14.2857%	# TRY / 1 USD
Russian ruble (“RUB”)	14.2857%	# RUB / 1 USD
South African rand (“ZAR”)	14.2857%	# ZAR / 1 USD
Euro (“EUR”)	–33.3333%	# USD / 1 EUR
Japanese yen (“JPY”)	–33.3333%	# JPY / 1 USD
U.S. dollar (“USD”)	–33.3333%	# USD / 1 USD

The value of each currency is measured by reference to the U.S. dollar. As shown in the table above, on the applicable reference sources, each basket currency is quoted in units of currency against the U.S. dollar, except for the euro, which is quoted in U.S. dollars per euro. The U.S. dollar rate against itself is always one. The U.S. dollar rate against itself is included in order for the net short exposure to the U.S. dollar to be -33.3333% as shown in the following table.

Long Basket Currency	Currency Long Exposure	U.S. Dollar Short Exposure	Short Basket Currency	Currency Short Exposure	U.S. Dollar Long Exposure
Brazilian real	14.2857%	-14.2857%	Euro	-33.3333%	33.3333%
Mexican peso	14.2857%	-14.2857%	Japanese yen	-33.3333%	33.3333%
Indian rupee	14.2857%	-14.2857%	U.S. dollar	-33.3333%	33.3333%
South Korean won	14.2857%	-14.2857%
Turkish lira	14.2857%	-14.2857%
Russian ruble	14.2857%	-14.2857%
South African rand	14.2857%	-14.2857%
Total U.S. exposure:		-100% short exposure		-33.3333% short exposure	100% long exposure

As shown in the table above, each of the long basket currencies is long against such currency and short against the U.S. dollar, resulting in a total of -100% short exposure to the U.S. dollar. Each of the short basket currencies is short against such currency and long against the U.S. dollar, resulting in a total of 100% long exposure to the U.S. dollar, but also -33.3333% short exposure to the U.S. dollar. In total, there is -133.3333% short exposure and 100% long exposure to the U.S. dollar, resulting in an effective -33.3333% short exposure to the U.S. dollar.

March 2012	Page 3

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Historical Basket Performance January 1, 2007 to March 5, 2012

The graph is calculated to show the performance of the basket during the period from January 1, 2007 through March 5, 2012 assuming the basket weightings as set out above.  The graph illustrates the effect of any offset and/or correlation among the basket currencies during such period. You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening relative to the U.S. dollar of one or more of the long basket currencies and/or the weakening relative to the U.S. dollar of either the euro or the Japanese yen will be offset by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.  The historical performance of the basket and the degree of correlation between the trends of the basket currencies (or lack thereof) should not be taken as an indication of future performance.

March 2012	Page 4

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

How Do Currency Exchange Rates Work?

Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪	The exchange rate for each of the basket currencies (except the euro) is expressed as the number of units of that currency per U.S. dollar.

➢
As a result, a decrease in the exchange rate means that the relevant basket currency has appreciated / strengthened relative to the U.S. dollar.  This means that it takes fewer of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.20 reflects a strengthening of the BRL, relative to the USD, as compared to an exchange rate of 1.70.

➢
Conversely, an increase in the exchange rate means that the relevant basket currency has depreciated / weakened relative to the U.S. dollar.  This means that it takes more of the relevant basket currency to purchase one (1) U.S. dollar on the valuation date than it did on the pricing date.  An exchange rate of 1.80 reflects a weakening of the BRL relative to the USD, as compared to an exchange rate of 1.70.

▪	The euro is expressed as the number of U.S. dollars per euro. The inverse of the movements described in the preceding two paragraphs applies to the appreciation and depreciation of the euro.

➢
As a result, an increase in the exchange rate means that the euro has appreciated / strengthened relative to the U.S. dollar.  This means that it takes more U.S. dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  An exchange rate of 1.68 reflects a strengthening of the EUR, relative to the USD, as compared to an exchange rate of 1.34.

➢
Conversely, a decrease in the exchange rate means that the euro has depreciated / weakened relative to the U.S. dollar.  This means that it takes fewer U.S. dollars to purchase one (1) euro on the valuation date than it did on the pricing date.  An exchange rate of 0.77 reflects a weakening of the EUR relative to the USD, as compared to an exchange rate of 1.34.

How Does the Currency Performance Formula Work?

The currency performance formula used to calculate the payment at maturity for the securities effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that basket currency.

➢	In the example below, the Brazilian real strengthens from the initial exchange rate of 1.70 to the final exchange rate of 1.53, resulting in the currency performance of 1 – (1.53 / 1.70) = 10%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	1.53

➢	In the example below, the Brazilian real weakens from the initial exchange rate of 1.70 to the final exchange rate of 2.55, resulting in the currency performance of 1 – (2.55 / 1.70) = –50%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	2.55

➢
In the example below, the Brazilian real strengthens to the fullest extent possible from the initial exchange rate of 1.70 to the final exchange rate of 0.001 (possibly due to a hypothetical devaluation of the U.S. dollar), resulting in the currency performance of 1 – (0.001 / 1.70) = approximately 99.99%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	0.001

This example illustrates that, because the currency performance is calculated by subtracting the fraction equal to the final exchange rate divided by the initial exchange rate from 1, the maximum possible currency performance for each long basket currency will be no greater than 100%.  However, any possible decline in the long basket currencies is not so limited as shown in the example below.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

➢
In the example below, the Brazilian real is seriously devalued and weakens from the initial exchange rate of 1.70 to the final exchange rate of 10.2, resulting in the currency performance of
1 – 10.2 / 1.70) = –500%.

Initial Exchange Rate (# BRL / 1 USD)	Final Exchange Rate (# BRL / 1 USD)
1.70	10.2

Because the currency performance is calculated in the manner described above, there is no limit on the negative performance of any long basket currency.  Consequently, even if six of the long basket currencies were to appreciate significantly relative to the U.S. dollar, that positive performance could be more than offset by a severe depreciation of the seventh long basket currency (or by appreciation of the short basket securities) so that you could lose your entire initial investment in the securities.

Actual initial exchange rates and final exchange rates will vary from those used in the examples above.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Key Investment Rationale

Exposure to currencies is a component of underlying asset class diversification.  Investors who have the view that the emerging markets currencies in the basket will generally appreciate relative to the U.S. dollar while at the same time the euro and the Japanese yen will generally depreciate against the U.S. dollar, or those concerned about the risks associated with investing directly in currencies can use the securities to gain exposure to the basket currencies.  Investors will receive, in addition to the stated principal amount, the greater of a fixed positive return or a leveraged return based on the positive basket performance on the securities if the basket performance is zero or positive on the valuation date.

Scenario 1
If the basket performance is zero or positive on the valuation date, the payment at maturity will be the stated principal amount plus the greater of (a) the fixed upside payment of $150 per security (15% of the stated principal amount) and (b) the leveraged upside payment, which equals $1,000 times the basket performance times the leverage factor of 2, subject to a maximum payment at maturity of $1,500.

Scenario 2	If the basket performance is negative, you will receive less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

Summary of Selected Key Risks (see page 21)

▪	The securities do not pay interest or guarantee return of any principal.

▪	Appreciation potential is limited.

▪	The basket performance can have a compounded effect by the short basket currencies and the long basket currencies.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	Investors have a net short exposure to the U.S. dollar.

▪	Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.

▪	The securities are subject to currency exchange risk.

▪	Consisting exclusively of long emerging markets currencies and short developed markets currencies, the basket is subject to an increased risk of significant adverse fluctuations.

▪	Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities.

▪	The recent global financial crisis may heighten currency exchange risks.

▪	Market price of the securities may be influenced by many unpredictable factors.

▪	Investing in the securities is not equivalent to investing directly in the long basket currencies or shorting the short basket currencies.

▪	Even though currencies trade around the clock, the securities will not.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the exchange rates of the basket currencies.

▪	Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

March 2012	Page 8

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide for upside exposure to the basket of currencies, do not guarantee the return of 100% of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, the related prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be more than, equal to or less than the stated principal amount based on the performance of the basket as a whole.  The securities offered are senior securities issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2012	April , 2012 (3 business days after the pricing date)	April , 2013
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security (see “Syndicate Information” on page 12).
Stated principal amount:	$1,000 per security
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Issuer call right:	None
Minimum payment amount:	None
Basket:
The basket consists of seven emerging market currencies (equally weighted among themselves) and three developed market currencies (equally weighted among themselves) valued relative to the U.S. dollar (each a “basket currency”) as shown in the following table. Each emerging market currency is also referred to as a “long basket currency” and each developed market currency is also referred to as a “short basket currency”.

	Long Basket Currency	Basket Weighting	Reference Source
	Brazilian real (“BRL”)	14.2857%	Reuters: BRFR (ask)
	Mexican peso (“MXN”)	14.2857%	Bloomberg: WMCO1 (mid)
	Indian rupee (“INR”)	14.2857%	Reuters: RBIB
	South Korea won (“KRW”)	14.2857%	Reuters: KFTC18
	Turkish lira (“TRY”)	14.2857%	Bloomberg: WMCO1 (mid)
	Russian ruble (“RUB”)	14.2857%	Reuters: EMTA
	South African rand (“ZAR”)	14.2857%	Bloomberg: WMCO1 (mid)
	Short Basket Currency	Basket Weighting	Reference Source
	Euro (“EUR”)	-33.3333%	Bloomberg: WMCO1 (mid)
	Japanese yen (“JPY”)	-33.3333%	Bloomberg: WMCO1 (mid)
	U.S. dollar (“USD”)	-33.3333%	N/A
Payment at maturity:	• If the basket performance is zero or positive: $1,000 plus the greater of the (a) the fixed upside payment and (b) the leveraged upside payment, subject to the maximum payment at maturity
	• If the basket performance is negative: $1,000 x (1 + basket performance). This amount will be less than $1,000 and could be zero.
Fixed upside payment:	$150 (15% of the stated principal amount)
Leveraged upside payment:	$1,000 x basket performance x leverage factor
Leverage factor:	2
Maximum payment at maturity:	$ 1,500
Risk factors:	Please see “Risk Factors” beginning on page 21.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Basket performance:
Sum of the currency performance values of each of the basket currencies, provided that the basket performance will not be less than -100%

A depreciation of one or more long basket currencies and/or an appreciation of either or both of the euro and the Japanese yen will partially or wholly offset any appreciation in any of the other long basket currencies and/or any depreciation in either or both of the euro and the Japanese yen such that the basket performance as a whole may be less than zero, in which case you will lose some of your investment.

Please see “Hypothetical Payout on the Securities at Maturity” starting on page 14 for full examples of how to calculate the basket performance at maturity.

Currency performance:
With respect to each basket currency other than the euro: 1 – (final exchange rate / initial exchange rate)

This formula effectively limits the contribution of each long basket currency to 100% but does not limit the downside exposure to that long basket currency. See “How Does the Currency Performance Formula Work? ”

With respect to the euro:  1 – (initial exchange rate / final exchange rate)

Currency performance value:	With respect to each basket currency: currency performance x basket weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the pricing date, subject to adjustment for non-currency business days.
Final exchange rate:	With respect to each basket currency, the exchange rate as posted on the applicable reference source on the valuation date.

For a description of how the final exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of the Securities” in the accompanying preliminary pricing supplement.

Exchange rate:
With respect to each basket currency other than the euro or the U.S. dollar, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.

With respect to the euro, the rate for conversion of U.S. dollars into one euro, as determined by reference to the applicable reference source described herein
.
With respect to the U.S. dollar, 1.

If any basket currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such basket currency after the pricing date and prior to the valuation date, the calculation agent, in its sole discretion, will determine the final exchange rate (or make such adjustment to the initial exchange rate) on the valuation date, in accordance with legal requirements and market practice.

Valuation date:	April , 2013, subject to adjustment for non-currency business days

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617482SJ4
ISIN:	US617482SJ49
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although, under current law, the issuer intends to treat each security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:

¡  a U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange, and

¡  upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Because the payment on the securities is linked to a basket of foreign currencies, it is likely that the securities will be subject to Section 988 of the Internal Revenue Code of 1986, as amended.  In that case, any gain or loss generally will be treated as ordinary income or loss.  While a taxpayer may elect to treat gain or loss on certain forward contracts, futures contracts and option contracts linked to one or more foreign currencies as capital gain or loss, it is unclear whether the election is available for the securities.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services LLC (“MSCS”)
Payment currency:	U.S. dollars
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in forwards and options contracts on the basket currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the values of the basket currencies relative to the U.S. dollar on the pricing date, and, therefore, increase the values relative to the U.S. dollar that each of the basket currencies must attain on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the securities.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the securities through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 1.75% for each security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Syndicate Information
Issue price of the securities	Selling concession	Principal amount of securities for any single investor
$1,000.00	$17.50	<$1MM
$997.50	$15.00	≥$1MM and <$3MM
$996.25	$13.75	≥$3MM and <$5MM
$995.00	$12.50	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the securities distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the accompanying prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

How the Securities Work

Payoff Diagram
The payoff diagram below further illustrates the payout on the securities at maturity for a range of hypothetical basket performances.  The diagram is based on the following terms:

Stated principal amount:	$1,000 per security

Fixed upside payment:	$150 per security (15% of the stated principal amount)

Maximum payment at maturity:	$1,500 per security

How it works

¡
If the basket performance is zero or positive, the investor would receive $1,000 plus the greater of (i) the fixed upside payment or (ii) the leveraged upside payment, which equals $1,000 times the basket performance times the leverage factor, subject to a maximum payment at maturity of $1,500.  Under the terms of the securities, an investor would receive a payment at maturity of $1,150 per security if the basket performance is no more than 7.5%, and would receive $1,000 plus an amount that represents 2 to 1 participation in the basket performance if the basket performance is more than 7.5%, subject to the maximum payment at maturity.

¡	If the basket performance were 60%, the investor would receive $1,500.

¡	If the basket performance were 10%, the investor would receive $1,200.

¡	If the basket performance were 0%, the investor would receive $1,150.

¡	If the basket performance is negative, the investor would receive less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

¡	If the basket performance were –10%, the investor would receive $900.

¡	If the basket performance were –60%, the investor would receive $400.

March 2012	Page 13

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Hypothetical Payouts on the Securities at Maturity

Below are five examples of how to calculate the basket performance and the payment at maturity based on the hypothetical exchange rates in the respective tables below.  The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.

The exchange rates for each of the basket currencies (except the euro) are expressed as the number of units of the applicable basket currency per U.S. dollar.  For each basket currency (except the euro), a decrease in the exchange rate means that such basket currency has appreciated/strengthened relative to the U.S. dollar and an increase in the exchange rate means that such basket currency has depreciated/weakened relative to the U.S. dollar.  The exchange rates for the euro is expressed as the number of U.S. dollars per euro.  For the euro, an increase in the exchange rate means that the euro has appreciated/strengthened relative to the U.S. dollar and a decrease in the exchange rate means that the euro has depreciated/weakened relative to the U.S. dollar.

Because of the different expression of exchange rate as described above, the currency performance for each basket currency other than the euro is equal to (1 – final exchange rate / initial exchange rate), whereas the currency performance for euro is equal to (1 – initial exchange rate / final exchange rate).

The examples below reflect the fixed upside payment of $150, the leverage factor of 2 and the maximum payment at maturity of $1,500.  The numbers appearing in the examples below have been rounded for ease of analysis.

Example 1:  The basket performance is positive.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	1.63	4%
MXN	14.2857%	12.85	12.46	3%
INR	14.2857%	49.00	47.04	4%
KRW	14.2857%	1,125.00	1,113.75	1%
TRY	14.2857%	1.75	1.72	2%
RUB	14.2857%	29.20	28.62	2%
ZAR	14.2857%	7.60	7.37	3%
EUR	-33.3333%	1.34	1.31	-2%
JPY	-33.3333%	80.00	77.60	3%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (Final BRL exchange rate / Initial BRL exchange rate)]  ×  14.2857%, plus

[1 – (Final MXN exchange rate / Initial MXN exchange rate)]  ×  14.2857%, plus

[1 – (Final INR exchange rate / Initial INR exchange rate)]  ×  14.2857%, plus

[1 – (Final KRW exchange rate / Initial KRW exchange rate)]  ×  14.2857%, plus

[1 – (Final TRY exchange rate / Initial TRY exchange rate)]  ×  14.2857%, plus

[1 – (Final RUB exchange rate / Initial RUB exchange rate)]  ×  14.2857%, plus

[1 – (Final ZAR exchange rate / Initial ZAR exchange rate)]  ×  14.2857%, plus

[1 – (Initial EUR exchange rate / Final EUR exchange rate)]  ×  –33.3333% plus

[1 – (Final JPY exchange rate / Initial JPY exchange rate)]  ×  –33.3333%, plus

[1 – (Final USD exchange rate / Initial USD exchange rate)]  ×  –33.3333%

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

So, using the hypothetical exchange rates above:

[1 – (1.63 / 1.70)] × 14.2857% = 0.5714%, plus

[1 – (12.46 / 12.85)] ×14.2857% = 0.4286%, plus

[1 – (47.04 / 49.00)] ×14.2857% = 0.5714%, plus

[1 – (1,113.75 / 1,125.00)] ×14.2857% = 0.1429%, plus

[1 – (1.72 / 1.75)] × 14.2857% = 0.2857%, plus

[1 – (28.62 / 29.20)] ×14.2857% = 0.2857%, plus

[1 – (7.37 / 7.60)] × 14.2857% = 0.4286%, plus

[1 – (1.34 / 1.31)] × –33.3333% = 0.6667%, plus

[1 – (77.60 / 80.00)] × –33.3333% = -1.0000%, plus

[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	2.38%

Fixed upside payment	=	$150

Payment at maturity	=	$1,000 + greater of (a) the fixed upside payment and (b) $1,000 × basket performance × leverage factor, subject to the maximum payment at maturity of $1,500

	=	$1,000 + greater of (a) $150 and (b) 1,000 x 2.38% x 2, subject to the maximum payment at maturity of $1,500

	=	$1,000 + $150

	=	$1,150

Because the basket performance is greater than zero, investors will receive $1,000 plus the greater of the fixed upside payment and the leveraged upside payment.  Because the basket performance is less than 7.5%, the fixed upside payment is greater than the leveraged upside payment. Investors will receive $1,000 plus the fixed upside payment and the total payment at maturity per security will be $1,150.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Example 2:  The basket performance is positive.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	1.53	10%
MXN	14.2857%	12.85	11.57	10%
INR	14.2857%	49.00	44.10	10%
KRW	14.2857%	1,125.00	1,012.50	10%
TRY	14.2857%	1.75	1.58	10%
RUB	14.2857%	29.20	26.28	10%
ZAR	14.2857%	7.60	6.84	10%
EUR	-33.3333%	1.34	1.17	-15%
JPY	-33.3333%	80.00	92.00	-15%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (1.53 / 1.70)] × 14.2857% = 1.4286%, plus

[1 – (11.57 / 12.85)] ×14.2857% = 1.4286%, plus

[1 – (44.10 / 49.00)] ×14.2857% = 1.4286%, plus

[1 – (1,012.50 / 1,125.00)] ×14.2857% = 1.4286%, plus

[1 – (1.58 / 1.75)] × 14.2857% = 1.4286%, plus

[1 – (26.28 / 29.20)] ×14.2857% = 1.4286%, plus

[1 – (6.84 / 7.60)] × 14.2857% = 1.4286%, plus

[1 – (1.34 / 1.17)] × –33.3333% = 5.0000%, plus

[1 – (92.00 / 80.00)] × –33.3333% = 5.0000%, plus

[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	20%

Fixed upside payment	=	$150

Payment at maturity	=	$1,000 + greater of (a) the fixed upside payment and (b) $1,000 × basket performance × leverage factor, subject to the maximum payment at maturity of $1,500

	=	$1,000 + greater of (a) $150 and (b) 1,000 x 20% x 2, subject to the maximum payment at maturity of $1,500

	=	$1,000 + $400

	=	$1,400

Because the basket performance is greater than zero, investors will receive $1,000 plus the greater of the fixed upside payment and the leveraged upside payment. Because the basket performance is greater than 7.5%, the fixed upside payment is less than the leveraged upside payment.  Investors will receive $1,000 plus the leveraged upside payment and the total payment at maturity per security will be $1,400.

Because the absolute values of the basket weightings add to 200%, the payment at maturity can be severely affected (for either an enhanced loss or an enhanced gain) if the long basket currencies and short basket currencies move in opposite directions. In this example, although the long basket currencies appreciated 10% each, and the short basket currencies depreciated an average of 10%, the basket performance is 20%.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Example 3:  The basket performance is significantly greater than zero.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	0.85	50%
MXN	14.2857%	12.85	6.43	50%
INR	14.2857%	49.00	24.50	50%
KRW	14.2857%	1,125.00	562.50	50%
TRY	14.2857%	1.75	0.88	50%
RUB	14.2857%	29.20	14.60	50%
ZAR	14.2857%	7.60	3.80	50%
EUR	-33.3333%	1.34	0.77	-75%
JPY	-33.3333%	80.00	140.00	-75%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (0.85 / 1.70)] × 14.2857% = 7.1429%, plus

[1 – (6.43 / 12.85)] ×14.2857% = 7.1429%, plus

[1 – (24.50 / 49.00)] ×14.2857% = 7.1429%, plus

[1 – (562.50 / 1,125.00)] ×14.2857% = 7.1429%, plus

[1 – (0.88 / 1.75)] × 14.2857% = 7.1429%, plus

[1 – (14.60 / 29.20)] ×14.2857% = 7.1429%, plus

[1 – (3.80 / 7.60)] × 14.2857% = 7.1429%, plus

[1 – (1.34 / 0.77)] × –33.3333% = 25.0000%, plus

[1 – (140.00 / 80.00)] × –33.3333% = 25.0000%, plus

[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	100%

Fixed upside payment	=	$150

Payment at maturity	=	$1,000 + greater of (a) the fixed upside payment and (b) $1,000 × basket performance × leverage factor, subject to the maximum payment at maturity of $1,500

	=	$1,000 + greater of (a) $150 and (b) $1,000 × 100% × 2, subject to

	=	the maximum payment at maturity of $1,500

	=	$1,500

Because the basket performance is greater than 25%, the maximum payment at maturity limits what investors will receive to $1,500 per security.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Example 4:  The basket performance is negative.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	2.38	-40%
MXN	14.2857%	12.85	11.57	10%
INR	14.2857%	49.00	63.70	-30%
KRW	14.2857%	1,125.00	1,012.50	10%
TRY	14.2857%	1.75	2.28	-30%
RUB	14.2857%	29.20	23.36	20%
ZAR	14.2857%	7.60	8.36	-10%
EUR	-33.3333%	1.34	1.68	20%
JPY	-33.3333%	80.00	72.00	10%
USD	-33.3333%	1	1	0%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (2.38 / 1.70)] × 14.2857% = -5.7143%, plus

[1 – (11.57 / 12.85)] ×14.2857% = 1.4286%, plus

[1 – (63.70 / 49.00)] ×14.2857% = -4.2857%, plus

[1 – (1,012.50 / 1,125.50)] ×14.2857% = 1.4286%, plus

[1 – (2.28 / 1.75)] × 14.2857% = -4.2857%, plus

[1 – (23.36 / 29.20)] ×14.2857% = 2.8571%, plus

[1 – (8.36 / 7.60)] × 14.2857% = -1.4286%, plus

[1 – (1.34 / 1.68)] × –33.3333% = -6.6667%, plus

[1 – (72.00 / 80.00)] × –33.3333% = -3.3333%, plus

[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	–20%

Payment at maturity	=	$1,000 × (1 + basket performance)

	=	$1,000 × 80%

	=	$800

In this example, the appreciation of the Russian ruble and the lesser appreciation of the Mexican peso and the South Korean won contributes less to the basket performance than the depreciation of the Brazilian real, the Indian rupee, the Turkish lira and the South African rand and the appreciation of the euro and the Japanese yen. Because the basket performance is negative, the investor will receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Example 5:  The basket performance is negative.

Basket Currency	Basket weighting	Hypothetical Initial Exchange Rate	Hypothetical Final Exchange Rate	Currency Performance
BRL	14.2857%	1.70	1.67	1.7647%
MXN	14.2857%	12.85	12.59	2.0233%
INR	14.2857%	49.00	48.02	2.0000%
KRW	14.2857%	1,125.00	1,102.50	2.0000%
TRY	14.2857%	1.75	1.72	1.7143%
RUB	14.2857%	29.20	28.62	1.9863%
ZAR	14.2857%	7.60	7.45	1.9737%
EUR	-33.3333%	1.34	1.30	-3.1038%
JPY	-33.3333%	80.00	72.00	10.0000%
USD	-33.3333%	1	1	0.0000%

Basket performance = Sum of currency performance values

Currency performance value = the product of (i) currency performance and (ii) basket weighting

[1 – (1.67 / 1.70)] × 14.2857% = 0.2521%, plus

[1 – (12.59 / 12.85)] ×14.2857% = 0.2890%, plus

[1 – (48.02 / 49.00)] ×14.2857% = 0.2857%, plus

[1 – (1,102.50 / 1,125.50)] ×14.2857% = 0.2857%, plus

[1 – (1.72 / 1.75)] × 14.2857% = 0.2449%, plus

[1 – (28.62 / 29.20)] ×14.2857% = 0.2838%, plus

[1 – (7.45 / 7.60)] × 14.2857% = 0.2820%, plus

[1 – (1.34 / 1.3)] × –33.3333% = 1.0346%, plus

[1 – (72.00 / 80.00)] × –33.3333% = -3.3333%, plus

[1 – (1 / 1)] × –33.3333% = 0.0000%

Basket performance	=	–0.38%

Payment at maturity	=	$1,000 × (1 + basket performance)

	=	$1,000 × 99.62%

	=	$996.2

In this example, all seven long basket currencies appreciate against the U.S. dollar and the euro depreciates against the U.S. dollar.  However, the appreciation of the long basket currencies and the depreciation of the euro are offset by the greater appreciation of the Japanese yen against the U.S. dollar. As a result, the basket performance is negative and the investor will receive an amount that is less than the $1,000 stated principal amount by an amount proportionate to the negative basket performance.

The basket performance may be less than 0% even though one or more long basket currencies have strengthened relative to the U.S. dollar (or one or more of the short basket currencies have weakened relative to the U.S. dollar) over the term of the securities, as this strengthening (or weakening) may contribute less to the basket performance than the weakening relative to the U.S. dollar of one or more of the other long basket currencies or the strengthening of one or more of the short basket currencies.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Please review the graph of the historical exchange rates of each of the basket currencies against the U.S. dollar (other than the U.S. dollar, of which the exchange rate against itself is always one) for the period from January 1, 2007 through March 5, 2012, beginning on page 28.  Please also review the graph of the historical performance of the basket for the same period in these preliminary terms under “Basket Overview” on page 3, which illustrates the effect of the offset and/or correlation among the basket currencies during such period.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening relative to the U.S. dollar of one or more of the long basket currencies and/or the weakening relative to the U.S. dollar of either the euro or the Japanese yen will be offset by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.  In addition, there can be no assurance that the basket performance will be positive so that you will not suffer a loss on your initial investment.

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Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the securities and the suitability of such securities in light of your particular circumstances.  The securities are not secured debt and investing in the securities is not equivalent to investing directly in or shorting the basket currencies.  The following is a non-exhaustive list of certain key considerations for investors in the securities.  For a complete list of considerations and risk factors, please see the section entitled “Risk Factors” in the accompanying preliminary pricing supplement and prospectus.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

▪
The securities do not pay interest or guarantee return of any principal.  The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity.  Instead, at maturity, you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based on the basket performance.  If the basket as a whole has depreciated, the payout at maturity will be an amount in cash that is less than the $1,000 stated principal amount of each security by an amount proportionate to the negative basket performance, and you will some or all of your investment. You could lose your entire investment.    See “Hypothetical Payouts on the Securities at Maturity” beginning on page 14 above.

▪
The appreciation potential is limited.  The appreciation potential of the securities is limited to the maximum payment amount of $1,500 per security even if the basket performance is greater than 25%.  See “Hypothetical Payouts on the Securities at Maturity” beginning on page 14 above.

▪
The basket performance can have a compounded effect by the short basket currencies and the long basket currencies. The total basket weighting in absolute terms is 200%, which amplifies the effect of the currency performances on the payment at maturity. Thus, the payment at maturity can be significantly affected if there is both an overall depreciation of the long basket currencies and an overall appreciation of the short basket currencies.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  The securities are not guaranteed by any other entity.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
Investors have a net short exposure to the U.S. dollar. Although the exchange rate of the U.S. dollar is measured against itself, because each of the long basket currencies is also short against the U.S. dollar and each of the euro and the Japanese yen is also long against the U.S. dollar, there is an effective -33.3333% short exposure to the U.S. dollar of the basket.  Please see “Basket Overview” on page 3 for a detailed explanation.

▪
Changes in the exchange rates of one or more of the basket currencies relative to the U.S. dollar may offset each other.  Exchange rate movements in the basket currencies may not correlate with each other.  At a time when one or more of the long basket currencies strengthens relative to the U.S. dollar, one or more of the other long basket currencies may weaken relative to the U.S. dollar or strengthen to a lesser extent.  Similarly, when either of the euro or Japanese yen weakens relative to the U.S. dollar, the other may strengthen relative to the U.S. dollar or weaken to a lesser extent.  Therefore, in calculating the basket performance, the strengthening relative to the U.S. dollar of one or more of the long basket currencies and/or the weakening relative to the U.S. dollar of either the euro or the Japanese yen may contribute less to the basket performance than the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.

March 2012	Page 21

Currency-Linked Jump Securities due April , 2013 Based on the Performance of a Long Emerging Markets and Short Developed Markets Currency Basket

Moreover, due to the specific formula used to calculate the currency performance for each basket currency, the maximum possible currency performance for any long basket currency will be no greater than 100% while there is no comparable limit on the negative performance of a long basket currency..  For an explanation of this possibility and how the currency performance is calculated, see “How Does the Currency Performance Formula Work?” beginning on page 5 above.

You cannot predict the future performance of any of the basket currencies or of the basket as a whole based on historical performance, or whether the strengthening relative to the U.S. dollar of one or more of the long basket currencies and the weakening relative to the U.S. dollar of either the euro or the Japanese yen will be offset by the weakening or lesser strengthening relative to the U.S. dollar of one or more of the other long basket currencies and/or the strengthening or lesser weakening relative to the U.S. dollar of the other of the euro and the Japanese yen.  In addition, there can be no assurance that the basket performance will be positive so that you will not suffer a loss on your initial investment.  If the basket performance is negative, you will receive at maturity an amount that is less than the stated principal amount of $1,000 and may be zero. See “Hypothetical Payouts on the Securities at Maturity—Example 4” on page 18.

▪
The securities are subject to currency exchange risk.  Fluctuations in the exchange rates between the U.S. dollar and the basket currencies will affect the value of the securities.  The exchange rates between the basket currencies and the U.S. dollar are volatile and are the result of numerous factors specific to the relevant countries and the United States including the supply of, and the demand for, those basket currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments and by macroeconomic factors and speculative actions related to different regions.  Changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country of each basket currency and the United States, including economic and political developments in other countries.  Of particular importance to potential currency exchange risk are: (i) existing and expected rates of inflation; (ii) existing and expected interest rate levels; (iii) the balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the United States.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.  The weakening of any of the long basket currencies relative to the U.S. dollar and the strengthening of any of the short basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

▪
Consisting exclusively of long emerging markets currencies and short developed markets currencies, the basket is subject to an increased risk of significant adverse fluctuations. The securities are linked to the performance of a basket which is exclusively long emerging markets currencies and short developed markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of currencies of less developed and less stable economies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the securities.  For special risks related to the long basket currencies, please see the following descriptions:

Brazilian real

The exchange rate between the Brazilian real and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Brazil or elsewhere, and by macroeconomic factors and speculative actions.  The exchange rate is freely negotiated, but may be influenced from time to time by intervention by the Central Bank of Brazil.  From 1995 to 1999, the Central Bank of Brazil allowed the gradual devaluation of the real relative to the U.S. dollar.  In 1999, the Brazilian real suffered a currency crisis with significant devaluation.  Subsequently, the Central Bank of Brazil allowed the exchange rate to float freely, although subject to frequent intervention by the Central Bank of Brazil to manipulate the exchange rate of the Brazilian real for U.S. dollars as well as to regulate the flow of the Brazilian real into and out of the country.

Since then, the exchange rate has fluctuated considerably.  In 2009, the Brazilian real depreciated sharply against the U.S. dollar but has since recovered somewhat.  The Brazilian real is not freely convertible into foreign currencies.  While there have been some initial steps taken in the last few years to move towards a more free

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convertibility, the Central Bank of Brazil still requires the registration of all trades on its system (Sisbacen) among other restrictions.  In addition, the Central Bank of Brazil has been known to conduct regular interventions to smooth volatility.  Factors that might affect the likelihood of the government’s imposing exchange control restrictions include the extent of Brazil’s foreign currency reserves, the size of Brazil’s debt service burden relative to the economy as a whole, economic conditions in Brazil’s major export markets, changes in international prices of commodities, Brazil’s policy towards the International Monetary Fund, and political constraints to which Brazil may be subject.

Mexican peso

The exchange rate between the Mexican peso and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Mexico or elsewhere, and by macroeconomic factors and speculative actions.  Since 1994, the Mexican government has allowed the peso to float freely against the U.S. dollar and since 1982 has not restricted the ability to convert pesos into foreign currencies.  The peso depreciated through the late 1990s, stabilized and strengthened in 2001 and depreciated significantly thereafter, due in large part to the worldwide economic slowdown and increased volatility in the foreign exchange markets.  In 2008 and 2009, the Mexican peso depreciated against the dollar on worries about the trouble in the global financial markets, though it has since recovered to a limited extent.  The Mexican Central Bank announced new foreign exchange intervention tools in October 2008 but suspended the use of these intervention tools by April 2010.  There can be no assurance that the peso will not depreciate significantly in the future, as it has in the past, or that the Mexican government will maintain its current foreign exchange policies. Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the extent of Mexico’s foreign currency reserves, the availability of sufficient foreign exchange on the date a payment is due, the size of Mexico’s debt service burden relative to the economy as a whole, Mexico’s policy towards the International Monetary Fund, and political constraints to which Mexico may be subject.

Indian rupee

The exchange rate between the Indian rupee and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in India or elsewhere, and by macroeconomic factors and speculative actions.  During the past decade, the Indian government has pursued policies of economic liberalization and deregulation, but the government’s role in the economy has remained significant.  From 1993 to 2003, the Indian rupee depreciated, but an increase in foreign investment in India led to strengthening of the Indian rupee from 2003 to 2007.  In 2008, the Indian rupee depreciated rapidly against the U.S. dollar, owing to the global dollar liquidity shortage, heavy withdrawals of portfolio investment from India and purchases of U.S. dollars by Indian banks to fund their overseas operations.  The Indian rupee has since regained some of the value lost in 2008.

The Indian government allows the exchange rate to float freely, without a fixed target or band, but the Reserve Bank of India will intervene when it deems necessary to preserve stability.  It also has the ability to restrict the conversion of rupees into foreign currencies, and under certain circumstances investors that seek to convert rupees into foreign currency must obtain the approval of the Reserve Bank of India.  There are currently strict limits on foreign investment in bond markets.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include political pressure related to recent inflation and its effect on exporters, the extent of India’s foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of India’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which India may be subject.

South Korean won

The exchange rate between the South Korean won and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in the Republic of Korea or elsewhere and by macroeconomic factors and speculative actions.  Prior to 1997, the South Korean government permitted exchange rates to float within a daily range of 2.25%.  In response to economic difficulties in 1997, the government expanded the range of permitted exchange rate fluctuations to 10%.  During the Asian financial crisis

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of 1997, the South Korean won lost roughly half of its value against the U.S. dollar and did not recover to pre-crisis levels until 2006.  In December 1997, the government eliminated the daily exchange rate band and the South Korean won now floats according to market forces.  The South Korean won is traded by offshore investors only on a non-deliverable basis.  Between 2008 and 2009, the South Korean won depreciated significantly against the U.S. dollar but has since recovered somewhat.  While the South Korean won is currently allowed to float freely, any existing or future restrictions on currency exchange in the Republic of Korea could affect the exchange rate between the South Korean won and the U.S. dollar.

Turkish lira

The exchange rate between the Turkish lira and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Turkey or elsewhere, and by macroeconomic factors and speculative actions.  The Central Bank of Turkey has implemented a floating exchange rate regime, which has been in effect since February 2001.  In an attempt to address the severe depreciation in value of the Turkish lira due to a period of chronic inflation, the Turkish government replaced the Turkish lira with the new Turkish lira at a rate of 1,000,000 old lira to 1 new Turkish lira on January 1, 2005.  In addition, the Bank has from time to time intervened in the foreign exchange market by conducting foreign exchange purchase auctions and other forms of intervention, usually in cases of excess volatility in the floating exchange rate regime.  The government may impose other restrictions on the foreign exchange market, such as by restricting the ability to convert lira into foreign currencies.  Factors that might affect the likelihood of the government’s imposing these or other exchange control restrictions include the level of Turkey’s foreign debt, the extent of Turkey’s foreign exchange reserves, regional hostilities, terrorist activities or social unrest, including unresolved issues in Turkey’s relations with Greece, the level of untaxed economic activities due to Turkey’s substantial unregistered economy and the ability of Turkey and other European countries to pay their sovereign debts as they become due.

Russian ruble

The exchange rate between the Russian ruble and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in Russia or elsewhere, and by macroeconomic factors and speculative actions.  Until 1998, the Central Bank of Russia maintained a currency band to limit fluctuations of the Russian ruble within a certain specified range.  In August 1998, the Russian ruble devalued significantly, forcing the Central Bank of Russia to abandon attempts to maintain the value of the ruble and in early September 1998, the Central Bank of Russia announced that it would allow the Russian ruble to float freely against the U.S. dollar.  Since 1998, the Central Bank of Russia has maintained a managed float of the Russian ruble against the U.S. dollar and continues to intervene in the currency to achieve its targeted exchange rates.  In February 2006, the Central Bank of Russia announced that the Russian ruble would be targeted against a new weighted currency basket consisting of the euro and U.S. dollar to decouple the Russian ruble from the U.S. dollar. In July 2006, Russia lifted all currency controls on the Russian ruble and the Russian ruble became fully convertible and freely tradeable.  The Russian ruble sharply depreciated against the U.S. dollar in 2008 and 2009 but has since recovered somewhat.  The Central Bank of Russia periodically intervenes by purchasing surplus U.S. dollar liquidity from both natural resource exports and the foreign exchange market when foreign exchange fluctuations are sharp.  There is an annual guideline in the Main Directions of Monetary Policy to which the Central Bank of Russia adheres.  Factors affecting any future intervention in the Russian ruble or changes in policy include foreign currency reserves, the balance of payments, the extent of governmental surpluses and deficits, the size of Russia’s debt service burden relative to the economy as a whole, regional hostilities, terrorist attacks or social unrest, and political constraints to which Russia may be subject.

South African rand

The exchange rate between the South African rand and the U.S. dollar is primarily affected by the supply and demand for the relevant currencies, as well as by government policy or actions, but is also influenced significantly from time to time by political or economic developments in South Africa or elsewhere, and by macroeconomic factors and speculative actions.  The South African Reserve Bank allows the rand to float freely against the U.S. dollar and does not have fixed exchange rate targets, although it intervenes in the market to achieve policy goals, such as attempting to limit inflation.  From 1996 to 1998, the South African rand was impacted by a currency crisis and depreciated significantly.  After expending large amounts of its currency reserves in 1998 to defend the South

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African rand, the South African Reserve Bank publicly stated that it would no longer try to protect any predetermined level of the South African rand over a sustained period.  In addition, the South African government abolished in 1995 the dual exchange rate system under which exchange controls were imposed upon both foreigners and residents, leaving in place exchange controls on the movement of capital by South African residents only, although some restrictions remain on capital outflows in connection with large foreign investments.  In 2011, the South African government eased exchange controls.  Any further abolition or reduction of exchange controls on capital movements by residents may impact on the South African rand, although the degree of such impact would depend on the precise policy parameters, in conjunction with prevailing market conditions.

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Intervention in the currency markets by the countries issuing the basket currencies could materially and adversely affect the value of the securities.  Specific currencies’ exchange rates are volatile and are affected by numerous factors specific to each foreign country.  Foreign currency exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the basket currencies, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in purchasing the securities is that their liquidity, trading value and amount payable could be affected by the actions of sovereign governments that could change or interfere with previously freely determined currency valuations, fluctuations in response to other market forces and the movement of currencies across borders.  There will be no offsetting adjustment or change made during the term of the securities in the event that any floating exchange rate should become fixed, any fixed exchange rate should be allowed to float, or that the band limiting the float of any basket currency should be altered or removed.  Nor will there be any offsetting adjustment or change in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes or in the event of other developments affecting the basket currencies or any other currency.  Therefore, any significant changes or governmental actions with respect to any of the basket currencies or any other currency that result in a weakening of any of the long basket currencies relative to the U.S. dollar or the strengthening of any of the short basket currencies relative to the U.S. dollar may have a material adverse effect on the value of the securities and the return on an investment in the securities.

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The recent global financial crisis may heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the basket currencies relative to the U.S. dollar.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the securities and your return on your investment in the securities at maturity.  The basket of currencies has been volatile in recent periods and we can give no assurance that this volatility will not continue in the future.  See the historical graphs under “Basket Overview” and “Historical Information”.

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Market price of the securities may be influenced by many unpredictable factors.  Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  As noted above, we expect that the exchange rates for the basket currencies on any day will affect the value of the securities more than any other single factor.  Other factors that may influence the value of the securities include: (i) the volatility (frequency and magnitude of changes in value) of the exchange rates of the basket currencies; (ii) interest and yield rates in the markets for each of the basket currencies; (iii) geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the basket currencies or currencies markets generally and that may affect the final exchange rates; (iv) the time remaining to the maturity of the securities; and (v) any actual or anticipated changes in our credit ratings or credit spreads.  Some or all of these factors will influence the price

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that you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if, at the time of sale, certain or all of the long basket currencies have weakened relative to the U.S. dollar and/or one or both of the euro and the Japanese yen have strengthened relative to the U.S. dollar, of if interest rates rise.

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Investing in the securities is not equivalent to investing directly in the long basket currencies or shorting the short basket currencies.  You may receive a lower payment at maturity than you would have received if you had invested directly in the long basket currencies and shorted the short basket currencies.  The basket performance is based on the currency performance for each basket currency, which is in turn based on the formula set forth above.  The currency performances are dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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Even though currencies trade around the clock, the securities will not.  The interbank market in foreign currencies is a global, around-the-clock market.  Therefore, the hours of trading for the securities, if any trading market develops, will not conform to the hours during which the basket currencies are traded.  Significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities.  The possibility of these movements should be taken into account in relating the value of the securities to those in the underlying foreign exchange markets.  There is no systematic reporting of last-sale information for foreign currencies.  Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the basket used to calculate the basket performance.  There is no regulatory requirement that those quotations be firm or revised on a timely basis.  The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co. as a result of dealer discounts, mark-ups or other transaction costs.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, Morgan Stanley Capital Services LLC, which we refer to as MSCS, will determine the initial exchange rate and the final exchange rate for each basket currency, the currency performance values and the basket performance, and will calculate the amount you will receive at maturity.  Any of these determinations made by MSCS in its capacity as calculation agent, including with respect to the calculation of any exchange rate in the event of a discontinuance of reporting of any basket currency’s exchange rate, may adversely affect the payout to you at maturity.

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The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

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Hedging and trading activity by our subsidiaries could adversely affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the basket currencies), including trading in futures, forwards and/or options contracts on the basket currencies as well as in other instruments related to the basket currencies.  Some of our subsidiaries also trade the basket currencies and other financial instruments related to the basket currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could adversely affect the value of one or more of the basket currencies relative to the U.S. dollar on the pricing date and, as a result, could affect the values relative to the U.S. dollar that such basket currencies must attain on the valuation date so that investors do not suffer a loss on their initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the exchange rates of one or more of the basket currencies on the valuation date and, accordingly, the amount of cash you will receive at maturity.

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Suspension or disruptions of market trading in the basket currencies may adversely affect the value of the securities.  The currency markets are subject to temporary distortions or other disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets, and the participation of speculators.  These circumstances could adversely affect the exchange rates of the basket currencies and, therefore, the value of the securities.

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, the IRS could assert that the securities should be treated as debt instruments, whereupon the timing and character of income might differ significantly.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While it is not clear whether instruments such as the securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice, and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Historical Information

The following graphs set forth the historical exchange rate performance of each Basket Currency (other than the U.S. dollar, of which the exchange rate relative to itself is always one) for the period from January 1, 2007 to March 5, 2012.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  In addition, the daily exchange rates published by Bloomberg Financial Markets may differ from the exchange rates as determined on the applicable reference source pursuant to as described above.  You cannot predict the future performance of any of the basket currencies or of the basket as a whole, or whether the strengthening of any of the basket currencies relative to the U.S. dollar will be offset by the weakening of other basket currencies relative to the U.S. dollar, based on their historical performance.

Brazilian real January 1, 2007 through March 5, 2012 (expressed as units of BRL per USD)

Mexican peso January 1, 2007 through March 5, 2012 (expressed as units of MXN per USD)

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Indian rupee January 1, 2007 through March 5, 2012 (expressed as units of INR per USD)

South Korean won January 1, 2007 through March 5, 2012 (expressed as units of KRW per USD)

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Turkish lira January 1, 2007 through March 5, 2012 (expressed as units of TRY per USD)

Russian ruble January 1, 2007 through March 5, 2012 (expressed as units of RUB per USD)

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South African rand January 1, 2007 through March 5, 2012 (expressed as units of ZAR per USD)

euro January 1, 2007 through March 5, 2012 (expressed as units of USD per EUR)

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Japanese yen January 1, 2007 through March 5, 2012 (expressed as units of JPY per USD)

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